                         SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------

                                 SCHEDULE 13D
                                (Rule 13d-101)

                     Under the Securities Exchange Act of 1934
                                (Amendment No. 2)(1)

                           First South Africa Corp., Ltd.
                               (Name of Issuer)

                            Common Stock, $.01 par value
                           (Title of Class of Securities)

                                     G34874100
                                   (CUSIP Number)

                                 Geoffrey L. Symonds
                            Trace Capital Partners, L.L.C.
                              375 Park Avenue, 11th Floor
                               New York, New York 10152
                                    (212) 230-0400
                    (Name, address and telephone number of person
                   authorized to receive notices and communications)

                                   December 19, 1997
               (Date of event which requires filing of this statement)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

          NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                        (Continued on following pages)

                              (Page 1 of 8 Pages)
                              -------------------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                    13D
CUSIP No. G34874100                                         PAGE 2 OF 8 PAGES
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                         Trace Global Opportunities Fund, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [ ]
                                                                    (b)  [X]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS *
                          WC
------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER
                                        -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        -0-
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                        -0-
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                        -0-
-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                        -0-
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON *
                                      PN
-----------------------------------------------------------------------------
     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
CUSIP No. G34874100                                   PAGE 3 OF 8 PAGES
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                        Trace Capital Partners, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [ ]
                                                                    (b)  [X]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS *
                          AF
------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER
                                        -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        -0-
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                        -0-
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                        -0-
-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                        -0-
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON *
                                        OO
-----------------------------------------------------------------------------
     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
CUSIP No. G34874100                                         PAGE 4 OF 8 PAGES
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                         Geoffrey L. Symonds
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [ ]
                                                                    (b)  [X]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS *
                          AF
------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER
                                        -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                       -0-
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                        -0-
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                        -0-
-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                        -0-
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON *
                                      IN
-----------------------------------------------------------------------------
     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
CUSIP No. G34874100                                        PAGE 5 OF 8 PAGES
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                         Trace Offshore Global Opportunities Fund, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [ ]
                                                                    (b)  [X]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS *
                          WC
------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER
                                        -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                        -0-
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                        -0-
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                        -0-
-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                        -0-
-----------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON *
                                      CO
-----------------------------------------------------------------------------
     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
CUSIP No. G34874100                                       PAGE 6 OF 8 PAGES
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                       Trace Capital Management, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [ ]
                                                                    (b)  [X]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS *
                          AF
------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
-----------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
-----------------------------------------------------------------------------

NUMBER OF      (7)  SOLE VOTING POWER
                                   -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (8)  SHARED VOTING POWER
                                   -0-
OWNED BY       ___________________________________________________________

EACH           (9)  SOLE DISPOSITIVE POWER
                                   -0-
REPORTING      ______________________________________________________________

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                   -0-
-----------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                   -0-
-----------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                       [ ]
-----------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                   -0-
-----------------------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON *
                                      OO
-----------------------------------------------------------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

      This Amendment No. 2 (this "Amendment") amends the statement on Schedule 13D which was filed on September 25, 1997, and amended on December 15, 1997 by the undersigned (the "Schedule 13D") with respect to the common stock, par value $0.01 (the "Common Stock"), issued by First South Africa Corp., Ltd., a Bermuda corporation (the "Company"). Except as specifically provided herein, this Amendment does not modify any of the information previously reported on
Schedule 13D.

Item 3 is amended and restated to read as follows:


Item 3.     Source and Amount of Funds or Other Consideration.

     The net investment cost (including commissions, if any) of the shares of Common Stock beneficially owned by Trace Global is $0. The net investment cost (including commissions, if any) of the shares of Common Stock beneficially owned by Trace Offshore is $0.


Item 5 is hereby amended and restated to read as follows:

Item 5.  Interest in Securities of the Issuer.


     (a) As of the close of business on December 23, 1997, none of the Reporting Persons owns any shares of Common Stock.

     (b) As of the close of business on December 23, 1997, none of the Reporting Persons has the power to vote or dispose of any shares of Common Stock.

     (c) The trading dates, number of shares of Common Stock purchased or sold and price per share for all transactions in the Common Stock since the most recent filing on Schedule 13D by Trace Global and Trace Offshore are as follows. On December 19, 1997, each of Trace Global and Trace Offshore purchased 1,000 shares of Common Stock on NASDAQ at a price per share of $7.062.50. On December 19, 1997, each of Trace Global and Trace Offshore sold 136,320 shares of Common Stock on NASDAQ at a price per share of $6.062.50. During such period, the other Reporting Persons did not enter into any transactions in the Common Stock.

     (d)    Inapplicable.

     (e)    December 19, 1997.

                              SIGNATURES



After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  December 23, 1997           TRACE GLOBAL OPPORTUNITIES FUND, L.P.

                                   By:  TRACE CAPITAL PARTNERS, L.L.C.
                                   Its:     General Partner

                                   By:  /s/ Geoffrey L. Symonds
                                   Name:     Geoffrey L. Symonds
                                   Its:     Managing Member


                                   TRACE CAPITAL PARTNERS, L.L.C.

                                   By:    /s/ Geoffrey L. Symonds
                                   Name:     Geoffrey L. Symonds
                                   Its:     Managing Member


                                   TRACE OFFSHORE GLOBAL OPPORTUNITIES
                                     FUND, LTD.


                                   By:    /s/ Marian Fitzpatrick
                                   Name:     Marian Fitzpatrick
                                   Its:     Director

                                   TRACE CAPITAL MANAGEMENT, L.L.C.

                                   By:    /s/ Geoffrey L. Symonds
                                   Name:     Geoffrey L. Symonds
                                   Its:     Managing Member


                                          /s/ Geoffrey L. Symonds
                                             Geoffrey L. Symonds